COMMUNITY WEST BANCSHARES

                        ASSISTANT SECRETARY'S CERTIFICATE
                                       OF
                         ADOPTION OF AMENDMENT NO. 1 TO
                COMMUNITY WEST BANCSHARES 1997 STOCK OPTION PLAN


     I, the undersigned, do hereby certify that:

1. I am the duly elected or appointed and acting Assistant Secretary of Community West Bancshares;

2. At the Company's 2003 Annual Meeting of Shareholders which was duly noticed and held on May 22, 2003, the holders of at least a majority of the Company's outstanding shares of common stock approved an amendment to increase the maximum number of shares of Company common stock issuable upon the exercise of all stock options which may be granted under the Community West Bancshares 1997 Stock Option Plan (the "Plan") from a total of 842,014 shares to 1,292,014 shares (the "Amendment");

3. After having first obtained the required shareholder approval of the Amendment, at a meeting duly called and held on May 22, 2003, the Board of Directors of Community West Bancshares adopted the following resolutions to approve the Amendment:

                                    "RECITALS

          WHEREAS, it is in the best interests of the Company and its shareholders to increase the maximum number of shares of Company common stock issuable upon the of all stock options which may be granted under the Community West Bancshares 1997 Stock Option Plan (the "Plan") from 842,014 shares [as adjusted to reflect certain changes in capitalization pursuant to Section 15 of the Plan] to 1,292,014 shares;

          WHEREAS, Section 17 of the Plan provides that an amendment of the Plan to materially increase the number of securities which may be issued under the Plan may be adopted pursuant to Board approval only after having first obtained the approval of the holders of a majority of the Company's outstanding shares of common stock;

          WHEREAS, at the Company's 2003 Annual Meeting of Shareholders which was duly noticed and held on May 22, 2003, the holders of at least a majority of the Company's outstanding shares of common stock approved an amendment to increase the maximum number of shares of Company common stock issuable upon the exercise of all stock options which may be granted under the Plan by 450,000 shares from a total of 842,014 shares to 1,292,014 shares; and

          WHEREAS, the first sentence of Section 4 of the Plan provides that the maximum number of option shares which may be granted to participants is 842,014;


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                  NOW, THEREFORE, BE IT HEREBY RESOLVED, that:
                                    AMENDMENT
                                    ---------

          1. The first sentence of Section 4 of the Plan is hereby amended to read as follows:

          "Subject to adjustments as provided in Section 15 hereof, the maximum number of shares of Common Stock which may be issued upon exercise of all Stock Options granted under this Plan is limited to One Million Two Hundred Ninety-Two Thousand and Fourteen (1,292,014), in the aggregate."

          2. Except as specifically amended hereby, the Plan shall remain in full force and effect."

3. As of the date hereof, the foregoing Board resolutions approving the Amendment is in full force and effect in the form adopted without modification or amendment.

     IN WITNESS WHEREOF, I hereunto subscribe my name as of this 22nd day of May, 2003.


                                           By:   /s/ Christin Carney
                                                 -----------------------
                                                 Christin Carney
                                           Its:  Assistant Secretary